Exhibit 99.1

                             PRESS RELEASE
                                                      February 3, 2004
                                               Shawnee Mission, Kansas

Seaboard Corporation (AMEX:SEB) today announced that its Pork Division, Seaboard Farms, Inc. has entered into a Marketing Agreement with Triumph Foods LLC to market all of the pork products produced by Triumph Foods at a new state-of-the-art pork processing plant Triumph Foods intends to construct in St Joseph, Missouri. The processing plant is being designed to process 1,000 head per hour, which is approximately the same capacity as Seaboard Farms' existing Guymon, Oklahoma pork processing plant. Triumph Foods' new plant will produce a full line of fresh pork products for retail, food service and further processing customers. Triumph Foods anticipates beginning processing operations in mid to late 2005. The effectiveness of the Marketing Agreement is subject to a number of contingencies, including Triumph Foods obtaining financing and construction of the plant.

Seaboard Corporation is a diversified agribusiness and transportation company primarily engaged in domestic pork production and processing, and cargo shipping. Overseas, Seaboard is primarily engaged in commodity merchandising, flour and feed milling, sugar production and electric power generation.

Certain    statements   made   in   this   release   may    constitute
"forward-looking statements" within the meaning of the federal securities laws, including, without limitation, the timing for the commencement of processing operations, plant capacity and the contingencies to the effectiveness of the Marketing Agreement. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially than those projected.

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